SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

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                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

               The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:

          Golden Gate Fund, Inc.

Address of Principal Business Office (No. & Street, City, State, Zip Code):

          100 Larkspur Landing Circle
          Suite 102
          Larkspur, California  94939-1703

Telephone Number (including area code):

          (415) 925-4000

Name and Address of Agent for Service of Process:

          Bruce J. Raabe
          100 Larkspur Landing Circle
          Suite 102
          Larkspur, California  94939-1703

Check Appropriate Box:

               The  Registrant is filing a  Registration  Statement  pursuant to
Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of this Form N-8A:

               Yes  [X]               No   [_]

               Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this Notification of Registration to be duly signed on its behalf in the City of Larkspur and State of California on the 24th day of April, 2000.

                                               GOLDEN GATE FUND, INC.
                                               (Name of Registrant)

Attest: /s/ Justin Burt                  By:   /s/ Bruce Raabe
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        Name: Justin Burt                Name: Bruce Raabe
        Secretary                              President